Exhibit 12.1

September 11, 2026

McQueen Labs Series, LLC

261 NE 61st St.

Miami, Florida 33137

Re: McQueen Labs Series, LLC Post-Qualification Amendment No. 6 to Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to McQueen Labs Series, LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A, as amended (the “Offering Statement”). The offering statement covers the contemplated sale of membership interests in the form of Class A Units (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

We have reviewed: (a) the Certificate of Formation of the Company; (b) the operating agreement of the Company; (c) the form of series designation (d) the offering circular; (e) form of Subscription Agreement; and (f) such other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Series Interests of each Series being sold pursuant to the Offering Statement, after it is declared qualified, and, when issued in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof. This opinion is limited to the specific issues addressed herein, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Series Interests, or the Offering Statement. No opinion may be inferred or implied beyond those expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion thereafter. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

We further consent to the use of this opinion as an exhibit to the Offering Statement.

Sincerely,

/s/ Lovewell Law, LLC

Lovewell Law, LLC

8735 DUNWOODY PLACE STE R ATLANTA, GA, 30350

SCHEDULE A

Series of McQueen Labs Series, LLC

Series*	Maximum Class A Units

*All series offerings are currently. Additional series offerings will be added to this Offering as they become available.